EXECUTION VERSION ASSET PURCHASE AGREEMENT THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 5, 2019, by and between siParadigm, LLC, a New Jersey limited liability company (d/b/a siParadigm Diagnostic Informatics), with a principal place of business at 25 Riverside Drive, Pine Brook, NJ 07058 (“Buyer”), and Cancer Genetics Inc., a Delaware corporation, with a principal place of business at Meadows Office Complex, 201 Route 17 North, 2nd Floor, Rutherford, NJ 07070 (“Seller”, and collectively with Buyer, the “Parties” and each a “Party”). WITNESSETH: WHEREAS, Seller provides personalized diagnostics and services that enable precision medicine in the field of oncology, including clinical lab testing services that provides critical genomic information used for patients and physicians to diagnose, monitor and inform cancer treatment; WHEREAS, Buyer is a specialized reference laboratory with expertise in hematopathology and oncology diagnostics, offering next-generation sequencing, karyotyping, flow cytometry, and other testing allowing personalized medicine; WHEREAS, Seller wishes to sell to Buyer certain assets associated with its clinical laboratory services business (the “Clinical Lab Services Business”) and cease the operation of its Clinical Lab Services Business from and after the Closing; WHEREAS, Buyer desires to purchase the Designated Assets (as hereinafter defined) upon the terms and subject to the conditions hereinafter set forth; and WHEREAS, in connection with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, (i) Seller’s Chief Executive Officer, Jay Roberts (“Mr. Roberts”), and (ii) Seller’s Chief Commercial Officer, Michael McCartney (“Mr. McCartney”, and together with Mr. Roberts, the “Executives”), are each entering into a separate consulting agreement with Buyer concurrently herewith (each, a “Consulting Agreement”), whereby each Executive will agree to provide certain transition services to Buyer, and which Consulting Agreements shall contain an agreement that such Executive, as applicable, shall not, directly or indirectly, solicit, seek business from, or contact for any purpose other than in connection with Seller’s Biopharma or Discovery businesses as currently conducted, any CGI Customer, for a period of three (3) years after Closing. NOW, THEREFORE, in consideration of the foregoing and the promises and covenants hereafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations, and agreements set forth in this Agreement, hereby agree as follows: ARTICLE I SALE AND PURCHASE OF DESIGNATED ASSETS Section 1.01 Sale and Purchase of Designated Assets. 204490255

At the Closing (as hereinafter defined), upon the terms and conditions set forth in this Agreement, Seller shall sell, convey pursuant to and as evidenced by the Assignment and Assumption and Bill of Sale (as hereinafter defined), set over, assign, transfer, and deliver, to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any and all liens and encumbrances, all of Seller’s right, title, and interest in and to the following (the “Designated Assets”): (a) one (1) Personal Genome Machine used in the operation of the Clinical Lab Services Business (the “Equipment”); (b) a list of all customers of Seller’s Clinical Lab Services Business from whom the Seller has received orders for clinical laboratory specimens during the period from and after April 1, 2019 until June 30, 2019 (the “CGI Customers”, and such list, the “CGI Customers List”), which list is attached as Schedule 1.01(b); (c) copies of the records primarily relating to and used in the operation of the Clinical Lab Services Business to the extent determined and designated by Buyer, including to the extent permitted by applicable law (i) any employment or personnel records of employees of Transferred Employees, (ii) to the fullest extent permitted by applicable laws, medical records and patient files in connection with the CGI Customers, and (iii) books, files, invoices, flow sheets, and other technical and non-technical data and information primarily relating to the continuing operations and services provided by the Clinical Lab Services Business (collectively, the “Clinical Lab Assets Records”); (d) (i) certain clinical protocols, policies and procedures, review tools and forms used in the operation of the Clinical Lab Services Business specified on Schedule 1.01(d) (collectively, the “Clinical Lab Services Business Materials”); (e) all of Seller's rights, interests, powers and privileges in, to and under any the contracts of Seller used in the operation of the Clinical Lab Services Business with respect of the CGI Customers, including the contracts between Seller and hospitals for provision of laboratory testing, specified on Schedule 1.01(e) (the “Contracts”); (f) all manufacturer or vendor warranties, service policies, customer support agreements solely to the extent related to the Designated Assets; and (g) all the goodwill in or arising from the Clinical Lab Services Business (the “Goodwill”). Section 1.02 Excluded Assets. Notwithstanding anything to the contrary contained herein, there is excluded from the sale and purchase contemplated by this Agreement, any and all assets of Seller of any nature whatsoever other than the specific Designated Assets including but not limited to the following assets of Seller (the “Excluded Assets”): -2

(a) all contracts of Seller which are not Contracts, whether or not relating to a Designated Asset being purchased hereby, (the “Excluded Contracts”); (b) all cash or cash equivalents held by or on behalf of Seller; (c) all accounts receivable for services provided by Seller; (d) all rights to claims, refunds or adjustments with respect to Excluded Assets or Excluded Liabilities; (e) all current and prior insurance policies of Seller and all rights of any nature with respect thereto, including all insurance recoveries, prepaid or unearned premiums thereunder and rights to assert claims as to any such insurance recoveries (except to the extent set forth elsewhere herein); (f) all assets of any nature of Seller and its affiliates that are not directly related to the Clinical Lab Services Business. Section 1.03 Assumed Liabilities. At the Closing, upon the terms and conditions set forth in this Agreement, from and after the Closing Date, Buyer will assume, perform, and pay only the Liabilities (as defined below) of Seller arising and relating to periods after the Closing Date in the nature of services to be performed, payments to be made, or goods to be delivered under the Contracts that are specifically assigned to and assumed by Buyer but not including any payments or obligations of Seller thereunder which relate to any period prior to the Closing Date (the “Assumed Liabilities”), but only to the extent the same are not incurred or resulting from (directly or indirectly) any violation by Seller of any applicable laws, or any breach or default by Seller under any Contract with any person or any representation, warranty or covenant of such Seller noted herein. “Liability” means any debt, liability or obligation of any nature. Section 1.04 Non-Assumption of Liabilities. (a) Notwithstanding anything in this Agreement to the contrary, except for the specific Assumed Liabilities, Buyer does not assume, and shall in no event be liable for, any Liabilities of Seller to any person (collectively, the “Excluded Liabilities”), regardless of when or how any such may have arisen, and all such Liabilities of Seller shall be and remain the sole and exclusive liability, obligation and responsibility of Seller; (b) except for the Assumed Liabilities, Seller shall pay or otherwise fully discharge, as the same shall become due, all of its Liabilities first existing after the Closing Date or thereafter; and (c) following the Closing Date, to the extent any creditor of Seller or any other person asserts a claim against Buyer or any Buyer Indemnitee with respect to any Liability of Seller not specifically assumed by Buyer pursuant to this Agreement, Seller, subject to and in accordance with Article IX, will indemnify Buyer and each Buyer Indemnitee and hold Buyer and each Buyer Indemnitee harmless from and against any and all Losses incurred by Buyer or any Buyer Indemnitee as a result of -3

Seller’s failure to pay such creditor or other person, or incurred or suffered by Buyer or any Buyer Indemnitee as a result of the foregoing; and (d) following the Closing Date, to the extent any person asserts a claim against Seller or any Seller Indemnitee with respect to any Assumed Liability, Buyer, subject to and in accordance with Article IX, will indemnify Seller and each Seller Indemnitee and hold Seller and each Seller Indemnitee harmless from and against any and all Losses incurred by Seller or any Seller Indemnitee as a result of Buyer’s failure to pay such person, or incurred or suffered by Seller or any Seller Indemnitee as a result of the foregoing. Section 1.05 Obligations of Seller Associated with Purchase of Assets/Post-Closing Obligations. The Parties acknowledge and agree that Buyer requires certain cooperation from Seller to transition CGI Customers to Buyer, including time for Buyer to meet with CGI Customers and develop requisitions and other forms for use by CGI Customers. The Parties agree to cooperate with each other as to such transition, including exchange of information necessary and for the transition, and including the following: (a) Within thirty (30) days following the Closing Date (or such longer time as mutually agreed upon by the Parties), Seller will provide Buyer with any validation samples for any tests offered by Seller that Buyer does not currently offer in-house, to allow Buyer to internalize all testing, and the Parties agree that until such testing is successfully internalized, such testing shall be performed by Seller at Seller’s or its designee’s premises and at Seller’s expense, and payment for such testing requested by Buyer will be at eighty percent (80%) of the New Jersey Medicare fee schedule, regardless of anything to the contrary in this Agreement. (b) Seller hereby licenses to Buyer, on a non-exclusive royalty-free basis worldwide, for a period of six (6) months from and after the Closing Date, Seller’s Focus NGS panel proprietary tests, at such price in accordance with Section 2.01(b)(vi). (c) For ninety (90) days following the Closing Date (or such longer time as mutually agreed upon by the Parties), the Seller will forward the client service telephone line to Buyer’s line designated by Buyer, unless ownership of such client service telephone line is earlier transferred to Buyer. (d) Within five (5) days of Closing, Seller will provide to Buyer all in-house requisition forms and specimen transport boxes in its possession at no additional charge, including its electronic requisition form, and Seller shall further provide to Buyer an electronic copy of all protocols used by Seller as part of the Clinical Lab Services Business for any tests not already being run in-house by Buyer. (e) Seller will provide one or more mutually acceptable contact persons to provide information on daily operational requirements for Buyer. (f) Seller hereby licenses to Buyer, on a non-exclusive royalty-free basis, for a period of three (3) months from and after the Closing Date, the Transition IP. For purposes hereof, “Transition IP” shall mean all trademarks and trade names of Seller related to or used in the Clinical Lab Services -4

Business solely to the extent such trademarks and trade names are included in the requisitions and specimen transport boxes to be provided to Buyer pursuant to Section 1.05(d). (g) Seller shall within five (5) business days of the Closing Date provide Buyer with an electronic version of all patient reports and data from Seller’s laboratory information system for patients for whom Buyer may provide services, in a manner usable by Buyer’s systems, for Buyer’s purpose of maintaining patient historical data and for optimal patient care, to be held in custody by Buyer, and used only to the extent permitted by applicable law, under and pursuant to a joint custodial agreement to be agreed upon in good faith between the Parties in form and substance substantially consistent with the form provided on Buyer’s behalf prior to the date hereof; provided, that Buyer agrees to provide the applicable vendor (NovoPath) with any applicable fees in connection therewith. (h) As soon as practicable following the Closing, but in no event later than ten (10) business days following the Closing Date (or such longer time as reasonably agreed by Buyer), Seller shall pay any amounts remaining on the Equipment, and Seller shall arrange for and cooperate in good faith as to the transfer of the Equipment to Buyer’s premises, and shall make commercially reasonable best effort to have such transfer occur within no more than ten (10) business days following the Closing Date. ARTICLE II PURCHASE PRICE Section 2.01 Purchase Price. (a) The purchase price to be paid by Buyer to Seller for the Designated Assets (the “Purchase Price”) shall be as set forth below in Section 2.01(b). (b) Subject to the adjustments set forth in Section 2.01(b)(iii), the Purchase Price shall be paid as follows: (i) Forty-Five Thousand Ninety-Nine dollars and Twenty-Nine cents ($45,099.29) (the “Closing Payment”), which is the amount that the parties agrees is the current net book value for the Equipment, (calculated as the depreciated value of the Equipment, with depreciation calculated over five (5) years), shall be paid at Closing; (ii) An amount equivalent to one times the New Jersey Medicare Fee Schedule for all tests actually performed by Buyer for CGI Customers during the twelve (12) month period (the “Earn-Out Period”) following the Closing (which amount shall be paid out during the twenty-four (24) month period following the Closing as set forth in sub-clause (iii) below), which the Parties acknowledge will be dependent on the levels of business from the CGI Customers performed by Buyer within the twelve (12) months after Closing (the “Earn-Out”). Notwithstanding the above, if the test is done for a hospital with which Seller currently has a direct billing arrangement, the price for a direct bill test will be the negotiated price with the hospital rather than the NJ Medicare Fee Schedule Price. (iii) Buyer will calculate the monthly Earn-Out payment for the preceding month by the tenth (10th) day of the following month each month during the thirteen (13) months following the Closing, reflecting 100% of the New Jersey Medicare fee schedule of all tests performed by Buyer for -5

CGI Customers in the previous month (or the alternative direct billing price pursuant to the terms of Section 2.01(b)(ii)), as indicated by billed CPT codes included in patients’ reports and billing records. One half (1/2) of the full applicable Earn-Out payment for any month in the twelve month period will be due and payable by Buyer by the tenth (10th) day of the following month (the “Initial Payment Date”) (such that, for example, the first payment due in respect of tests performed in July, 2019 will be due on August 10, 2019) with the remaining half to be due and payable on the twelve- (12) month anniversary of such Initial Payment Date (the “Second Payment Date”) (it being acknowledged and agreed that the Earn- Out payments shall be made over a twenty-four (24) month period). Buyer will advance to Seller One Million Dollars ($1,000,000) cash by wire transfer on the date hereof, minus $177,325.51 as the amount that Buyer has spent purchasing reagants for Seller, against future Earn-Out payments (the “Advance”). Any amounts spent by Buyer in purchasing reagants for Seller, in addition to the $177,325.51, after Closing, shall be credited by Buyer against the monthly payments due to Seller. Buyer shall be entitled to a credit against the Advance of 25% of each monthly Earn-Out payment due to Seller hereunder (and pay in cash 75% of the one half (1/2) amount due for that month on the applicable Initial Payment Date, with the remaining balance due and payable in cash on the applicable Second Payment Date) in respect of the first four (4) months after Closing, and thereafter a credit against the Advance of 75% of each monthly Earn-Out payment (with 25% of the one-half (1/2) amount due for that month, to be paid in cash on the applicable Initial Payment Date, with the remaining balance due and payable on the applicable Second Payment Date) until the aggregate amount of such credits against Earn-Out payments equal the $1,000,000 Advance. By way of example only, if 100% of the NJ Medicare fee schedule of all tests performed by Buyer for CGI Customers in July 2019 is equal to $200,000, Buyer would pay Seller $75,000 on August 10, 2019, with $25,000 credited against the Advance, and (assuming that the Advance had been fully set off) $100,000 on August 10, 2020. (iv) At any time after the second monthly Earn-Out payment has been made, Buyer shall have the right to prepay the Earn-Out amounts not yet paid to Seller without penalty by giving Seller a written notice (the “Earn-Out Prepayment Notice”) invoking the right to prepay the remainder of the Earn-Out, as set forth in this sub-clause. Prepayment of the remaining amount shall be made on an amount calculated by taking the amounts paid by Buyer in the months preceding the prepayment, and annualizing that amount. For example, if Buyer decides six (6) months after Closing to prepay the remaining Earn-Out, and the Earn-Out in the first six (6) months after Closing was One Million Dollars ($1,000,000) (calculated based upon the NJ Medicare fee schedule for the tests performed for the CGI Customers), such amount will be annualized to Two Million Dollars ($2,000,000), and the Earn-Out if the prepayment right is invoked shall be Two Million Dollars ($2,000,000). In the event that Buyer delivers an Earn-Out Prepayment Notice, the 50% of Earn-Out payment amounts not yet paid from the time prior to the Earn-Out Prepayment Notice shall continue to be due and payable on the applicable Second Payment Dates, but the remainder of the Earn-Out as annualized pursuant to the Earn-Out Prepayment Notice and as described in the preceding sentence shall be made within thirty (30) days of the Earn-Out Prepayment Notice. For example, in the previous example in this sub-clause (iv), if Buyer delivers an Earn-Out Prepayment Notice on the six- (6) month anniversary of the Closing where the applicable Earn-Out in such initial six (6) month period was One Million Dollars ($1,000,000) of which Five Hundred Thousand Dollars ($500,000) should have been paid on the applicable Initial Payment Dates, Buyer shall pay One Million Dollars ($1,000,000) in respect of the remaining six (6) months of the Earn-Out Period within thirty (30) days of delivery of the Earn-Out Prepayment Notice, and the remaining balance of Five Hundred Thousand Dollars ($500,000) of Earn-Out Payments in respect of initial six (6) month period shall continue to be due and payable on the applicable Second Payment Dates as if the Earn-Out -6

Prepayment Notice had not been delivered. Buyer may decide any time prior to making the prepayment to not prepay, in which case Buyer’s obligations under this Section 2.01 shall continue as if the Earn-Out Prepayment Notice had not been delivered. (v) Buyer’s records to the extent directly related to the Earn-Out are subject to audit by Seller. (vi) Buyer will pay Seller only for tests for CGI Customers that are performed in-house at Buyer (except for the Focus NGS panels (which, for the avoidance of doubt, includes the lymphoid panels), which will not be performed in-house by the Buyer (until such later time as Buyer chooses to perform such tests in-house) but instead performed at Seller or Seller’s designee, and for which the Buyer shall pay the Seller $1,000 (one-thousand dollars) per test for each test requested by Buyer and performed at Seller’s designee. For clients shared between Buyer and Seller (if any) (“Shared CGI Customers”), a schedule of which Shared CGI Customers is attached as Schedule 2.01(b) (subject to any modifications as determined in good faith as mutually agreed upon by the Parties, the “Shared CGI Customers List”), Buyer will pay Seller based on 100% of the CMS fee schedule for those tests performed by Seller at Seller’s or Seller’s designee’s site for Shared CGI Customers in the first two (2) quarters of 2019. For example, if Seller demonstrates that it performed testing on its, or its designee’s, site for Shared CGI Customers worth $400,000 in the first two (2) quarters of 2019, Buyer will pay Seller $400,000 within thirty (30) days of the end of such period. Section 2.02 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Designated Assets as determined by the Parties in accordance with generally accepted accounting principles. ARTICLE III TRANSFER OF TITLE TO DESIGNATED ASSETS Section 3.01 Certain Allocations as of Closing. All accounts receivable of the Clinical Lab Services Business based on services rendered prior to 11:59pm EST on the Closing Date (the “Closing Accounts Receivable”) as determined by the Parties shall remain the property of Seller following the Closing. All accounts receivable relating to the operation of the Clinical Lab Services Business based on services rendered on or after 11:59pm EST on the Closing Date shall be the property of Buyer. For the avoidance of doubt, Seller shall be entitled to bill for and receive all amounts collected, in respect of services rendered by the Clinical Lab Services Business before the Closing, and Buyer shall be entitled to bill for and receive all amounts collected in respect of services rendered by the Clinical Lab Services Business after the Closing. Buyer shall not assume any liabilities or obligations relating to the operation of the Clinical Lab Services Business which are incurred prior to 11:59pm ET on the Closing Date. ARTICLE IV CLOSING DELIVERABLES Section 4.01 Transfers and Deliveries. -7

The Closing contemplated by this Agreement shall, except as otherwise provided herein, take place remotely via the electronic exchange of documents and signatures as of the close of business on the date hereof (the “Closing”). All transfers and deliveries required to be made hereunder at the Closing shall be deemed to take place simultaneously and to be effective as of 11:59pm ET on the date of the Closing (the “Closing Date”). Section 4.02 Documents to Be Delivered by Seller. In addition to any other documents or items specifically required to be delivered pursuant to this Agreement, Seller shall execute and deliver to Buyer at the Closing, in form and substance reasonably satisfactory to Buyer and its counsel: (a) certified copies of the resolutions of the Board of Directors of Seller authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (b) an assignment and assumption agreement and general bill of sale, pursuant to which Seller shall convey to Buyer all of Seller’s right and title to, and interest in, the Designated Assets (the “Assignment and Assumption and Bill of Sale”) in the form annexed hereto as Exhibit A, duly executed by Seller; and (c) consulting and non-solicitation agreements signed by Mr. Roberts and Mr. McCartney. Section 4.03 Documents to Be Delivered by Buyer. In addition payment of the Closing Payment and the Advance, and any other documents specifically required to be delivered pursuant to this Agreement, Buyer shall execute and deliver to Seller at the Closing, in form and substance reasonably satisfactory to Seller, and their counsel: (a) certified copies of the resolutions of the Board of Managers of Buyer authorizing this Agreement and all other transactions and agreements contemplated hereby; and (b) the Assignment and Assumption and Bill of Sale, duly executed by Buyer. ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Buyer as follows: Section 5.01 Status of Seller; Approval. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to (i) own, lease and operate its properties, to carry on its Clinical Lab Services Business as it is now being conducted or presently proposed to be conducted and (ii) enter into the transactions contemplated under the Agreement (the -8

“Contemplated Transactions”). The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all requisite corporate actions on Seller’s part and have been approved and authorized by the Board of Directors of Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, subject to applicable bankruptcy, reorganization, insolvency, and other laws affecting creditors’ rights generally from time to time in effect (the “Bankruptcy Exception”). Section 5.02 No Violation. Except as set forth on Schedule 5.02, neither the execution and delivery of this Agreement by Seller nor the performance of Seller’s obligations hereunder and thereunder will (a) violate, conflict with, or constitute a default under, (i) any of the terms of Seller’s Certificate of Incorporation or by-laws, or any provisions thereof or (ii) any term or condition of any Contract to which Seller is a party or by which Seller or any of the Designated Assets may be bound, or (b) result in the acceleration of any material obligation under any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment, or decree to which Seller is a party or by which Seller is bound, and will not constitute an event which, after a notice or lapse of time or both, will result in such material violation, conflict, default, or acceleration thereunder. The execution and delivery of this Agreement and the performance by Seller of the transactions contemplated will not violate any applicable laws, rules or regulations of any Governmental Authority or violate any judgment, decree, or order applicable to Seller. Section 5.03 Title and Authority. Seller owns and has good and marketable title to the Designated Assets, and none of the Designated Assets are subject to any liens or encumbrances other than Permitted Liens, as set forth on Schedule 5.03, and has the power and the right to sell, transfer, assign, and deliver to Buyer the Designated Assets and on the Closing Date shall sell, convey, transfer, assign, and deliver to Buyer the Designated Assets free and clear of all liens except for the Assumed Liabilities. “Permitted Liens” as used herein shall mean liens or encumbrances that will be released with respect to Designated Assets and removed as of record at the Closing Date unless set forth on Schedule 5.03. Section 5.04 Contracts. (a) Seller, to its knowledge, related to the operation of the Clinical Lab Services Business has no contracts that it has not disclosed to Buyer. (b) Seller has not materially breached or terminated, nor is it in default under, any of the Contracts, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination, or default that would result in a Material Adverse Effect. “Material Adverse Effect” means any effect or event that has, or could reasonably be expected to have, a substantial and materially adverse impact on the Designated Assets or their operation in the ordinary course after the Closing, or on the obligations of Seller to be provided after Closing pursuant to this Agreement. Except as disclosed, no other party to any such Contract has materially breached, terminated, or is in default thereunder, and to the knowledge of Seller, there exists no condition or event which, after -9 notice or lapse of time or both, would constitute any such breach, termination, or default. No modification, amendment, cancellation, or termination of the Contracts has occurred, except as agreed upon by the parties to such Contract and the parties to this Agreement. Section 5.05 Litigation. Except as set forth on Schedule 5.05, there is no litigation, action, suit, investigation, claim, or proceeding pending or threatened against Seller adversely affecting the Clinical Lab Services Business or the Designated Assets, at law or in equity, before any federal, state or local governmental entity or municipality or subdivision thereof, or any authority, department, commission, board, bureau, agency, court, or instrumentality (collectively, the “Governmental Authority”), or that would impede or otherwise impair in any manner Buyer’s ability to consummate the Contemplated Transactions. Section 5.06 Laws. Seller has complied in all material respects with all applicable laws and other requirements of any applicable Governmental Authority where the failure to do so may have a Material Adverse Effect. Section 5.07 Approvals. Seller has and holds all, certifications, licenses and approvals necessary under applicable law, rules and regulations to conduct the Clinical Lab Services Business as currently conducted. Seller is in compliance with its obligations under such approvals and to the knowledge of Seller no event has occurred that allows, or after notice or lapse of time would allow, suspension, revocation or termination of approvals. Seller has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Seller to renew any such approvals. Seller further represents and warrants that, except as set forth on Schedule 5.02, no third party consents are required regarding the Clinical Lab Services Business, the transfer of the Designated Assets, or to perform its duties and obligations under this Agreement except to the extent such consents have been obtained. Section 5.08 Labor and Employment Matters. (a) Seller has complied in all material respects with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of Social Security and similar taxes, and occupational safety and health with respect to the Transferred Employees. There are no claims in connection with the Transferred Employees for any material compensation, damages, taxes, fines, penalties, or other amounts, for failure to comply with any of the foregoing laws. (b) Seller is not a party to or bound by any labor or collective bargaining Contract that pertains to Transferred Employees of Seller or any of Seller’s affiliates. Solely to the extent related to the Transferred Employees: (i) there are no organizing activities or collective bargaining arrangements, that would affect Seller, that are pending or under discussion with any labor organization or group of employees of Seller; (ii) there is, and during the past five (5) years there has been, no labor dispute, strike, controversy, slowdown, work stoppage, or lockout pending or threatened against or affecting Seller; and -10

(iii) there are no pending or threatened union grievances or union representation questions involving employees of Seller. (c) All Transferred Employees are authorized for employment by Seller in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder, no allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or other government agency, in respect of such employees, and Seller has completed and retained in accordance with the Immigration and Naturalization Service regulations a Form 1-9 for all Clinical Lab Services Business employees working in the United States. (d) Seller has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Transferred Employees and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any applicable laws relating to the employment of labor. Seller has paid in full to all the Transferred Employees, or adequately accrued in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees. (e) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to the Transferred Employees or employment practices. Seller nor any of their managers, executives or officers have received within the past five (5) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Transferred Employees and to the knowledge of Seller no such investigation is in progress. All Transferred Employees were at all times correctly classified as “employees” rather than independent contractors. Section 5.09 Payer Matters. There is no material dispute or issue between the Seller and any Governmental Authority, and no pending or, to the knowledge of Seller, threatened audit, proceeding, inquiry, or investigation between any payer and payer contract involving the Clinical Lab Services Business, except in the ordinary course of business. Section 5.10 ERISA. In each case, solely to the extent related to the Transferred Employees, and except as set forth on Schedule 5.10: (a) Seller has no employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, salary continuation, employment, consulting, indemnification, layoff, unemployment, change in control, or other benefit plans, programs, policies, practices, arrangements, or Contracts, to which Seller is a party, with respect to which Seller has any liability or obligation or which are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, consultant, officer, or director of Seller’s Clinical Lab Services Business (the “Plans”). -11

(b) Neither Seller nor any affiliate has ever during the past six (6) years maintained, sponsored, contributed to, or incurred any liability or obligation with respect to any employee benefit plan subject to Title IV of Employee Retirement Security Act of 1974 (“ERISA”) or Section 412 of the Internal Revenue Code (“IRC”), and none of the Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which Seller could incur liability under Section 4063 or 4064 of ERISA. (c) Any such Plan has been maintained and operated in compliance in all material respects with its terms and with applicable provisions of ERISA, the IRC, and all applicable laws, regulations, rulings and other authority issued thereunder governing such Plans, and there are no unfunded pension liabilities with respect to any Plan. Section 5.11 Absence of Certain Changes or Events. Since January 1, 2019, Seller has not: (a) sold, assigned, transferred, leased, or committed to sell, assign, transfer, or lease, any of the Designated Assets, other than in the ordinary course of the Clinical Lab Services Business; (b) received or sent any notice, demand, claim, inquiry, or other communication to or from any customer which adversely affects, or could reasonably be expected to affect, any Contract, the Designated Assets or any party’s obligations under this Agreement, including post-Closing obligations of the Clinical Lab Services Business; (c) suffered any damage, destruction, or loss, which is not fully covered by insurance, and which adversely affects the Designated Assets; (d) received notice or had knowledge of any union organizational activity or actual or potential labor trouble, strike, or other occurrence, event or condition of any similar character, or any violation or alleged violation of any labor-related laws, related in any way to the Transferred Employees; (e) been subject to any claim, or have any claim brought against Seller, or threatened to be brought against Seller, or entered into a settlement with respect to any such claims related to the Clinical Lab Services Business; (f) cancelled or forgiven any indebtedness or otherwise waived any claim or right related to the CGI Customers or the Designated Assets (g) entered into any material transaction related to the Designated Assets other than in the ordinary course of the Clinical Lab Services Business consistent with past practice; or (h) agreed in writing, or otherwise, to take any action described in this Section. Section 5.12 Absence of Undisclosed Liabilities. Seller has no material liabilities or obligations relating or affecting the Designated Assets or CGI Customers, whether accrued, absolute, contingent, or otherwise, except those set out in Schedule 5.12. For purposes of this Section, the term “liabilities” or “obligations” shall include, without limitation, any -12 direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, or responsibility, known or unknown, fixed or unfixed, secured or unsecured, or whether accrued, absolute, contingent, or otherwise. Section 5.13 Health Care Matters. Except as set forth on Schedule 5.13: (a) Seller and its directors, managers, officers, employees and agents (while acting in such capacity), are and have been in compliance with all relevant laws, as applicable, regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)), the Stark laws (42 U.S.C. § 1395nn), the Anti-Inducement laws (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims laws (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-8), the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food, Drug and Cosmetic Act (21 U.S.C.§§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), and all regulations promulgated pursuant to such laws, and any other laws, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance of any Governmental Authority which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, pharmacy practice, licensure, accreditation or any other aspect of providing health care (together, the “Health Care Laws”). Seller has not received notice of and there are no pending or threatened legal proceedings relating to non-compliance by, or liability of, Seller under any Health Care Laws. (b) If applicable, Seller meets all of the requirements of participation and payment of, and is a party to valid supplier or other participation agreements for payment by any state or federal government health care program, any private insurance company, health maintenance organization, preferred provider organization, managed care organization, government contracting agency, or any other public or private third party payor program (“Programs”) to the extent that Seller bills or receives reimbursement from a particular Program. There are no legal or administrative proceedings pending or threatened which would be reasonably likely to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Program supplier or other participation agreement or result in the exclusion of Seller or any of its managers, officers, employees, or agents from any Program. Seller has not had any audits, within the last seven (7) years, of a Program or by any payer with respect to Seller or its affiliates. Seller or its directors, officers, managers or managing employees have not engaged in any activities which are cause for civil penalties or mandatory or permissive exclusion from any Program. (c) All reports, documents, claims, applications, and notices required to be filed, maintained, or furnished under any Program, have been so filed, maintained, or furnished and all such reports, documents, claims, applications, and notices were complete and correct in all respects on the date filed (or were corrected or supplemented by a subsequent filing, without prejudice or harm to Seller). -13

(d) Neither Seller’s rights nor the right of any licensed professional or other individual employed by Seller to receive reimbursements pursuant to any Program has been terminated, suspended, or materially limited as a result of any investigation or action; and Seller has not, during the past six (6) years, been the subject of any non-ordinary course inspection, investigation, survey, audit, monitoring, or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity related to any Health Care Laws or Program, nor has Seller received any notice of deficiency related to any Health Care Laws or Program (other than those that have been cured or for which a plan of correction has been submitted and implemented) during the past seven (7) years in connection with the operations of the Clinical Lab Services Business. (e) Seller does not have any non-ordinary course reimbursement or payment rate appeals, disputes, or contested positions currently pending before any Program re the Clinical Lab Services Business. (f) Seller has timely filed all reports required to be filed and timely filed all claims or billings prior to the date hereof in accordance with Programs and all such reports and billings are complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws, rules, and regulations governing reimbursement and payment claims. Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has no liability under any Program for any refund, overpayment, discount or adjustment. There are been no other reports, claims, or billings required to be filed by Seller in order to be paid under any Program for services rendered in connection with the Clinical Lab Services Business, except for reports not yet due. (g) Except as permitted under applicable laws, Seller nor any of Seller’s affiliates have: (i) offered, paid, solicited, or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in-kind (including any kick-back, self-referral, bribe, or rebate) (collectively, “Remuneration”) to or from any physician or actual or potential referral source, family member of a physician, or actual or potential referral source, or an entity in which a physician or actual or potential referral source or physician family member or actual or potential referral source family member has an ownership or investment interest, including: (A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise; (B) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or actual or potential referral source or family member has an ownership or investment interest; or (C) payments for the acquisition or lease of equipment, goods or supplies from a physician or actual or potential referral source, a family member of a physician or actual or potential referral source or an entity in which any of them has an ownership or investment interest; (ii) except for lawful discounts offered in the ordinary course of the Clinical Lab Services Business consistent with industry practice, offered, paid, solicited, or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any health care provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including discounts, rebates, or other reductions in price on a good or service received by Seller or any of Seller’s affiliates; (iii) except for lawful discounts offered in the ordinary course of the Clinical Lab Services Business consistent with industry practice, offered, paid, solicited, or received any Remuneration to or from any person or entity in order to induce business relating -14 to the Clinical Lab Services Business, including payments intended not only to induce actual or potential referrals of patients, but also to induce the purchasing, leasing, ordering, or arrangement for any good, facility, service, or item; (iv) entered into any financial relationships within the meaning of 42 C.F.R. § 411.354, including any joint venture, partnership, co-ownership, or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including an interest in an entity providing goods or services to Seller or any of Seller’s affiliates; (v) entered into any compensation arrangement or Clinical Lab Services Business venture, including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence actual or potential referrals, furnish items or services to, or otherwise generate business relating to the Clinical Lab Services Business for Seller or Seller’s affiliates; or (vi) entered into any agreement providing for the actual or potential referral of any patient for the provision of goods or services by Seller or Seller’s affiliates, or payments by Seller as a result of any referrals of patients to Seller. (h) Seller nor any of their affiliates nor any independent contractor providing professional services on behalf of and in connection with Seller has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b, 42 U.S.C. §§ 1395nn or 31 U.S.C. §§ 3729-3733 (or other federal or state statutes related to false or fraudulent claims), or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully submitting claims for services when such services did not fully satisfy any conditions for payment; (iii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (v) billing for referrals from physicians with a financial relationship with Seller or any of Seller’s affiliates that does not meet an exception. Section 5.14 Insurance. Seller has maintained all insurance required to be maintained by it by law. Seller reasonably believes that such insurance policies are adequate to insure Seller against such risks as are customarily insured against by companies in the same or similar Clinical Lab Services Business with the same or similar size and scope of operations. Each such insurance policy is in full force and effect and all premiums due and payable in respect thereof have been paid. Except as set forth on Schedule 5.14, there are no pending claims with respect to Seller or its properties or assets under any such insurance policy. Except as set forth on Schedule 5.14, Seller has not received notice of cancellation or non-renewal of any such policy. All insurance policies are on an occurrence basis. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies referenced herein during the term of such policies, as extended or renewed. Seller will make available to Buyer upon request true, correct and complete copies of each of the policies. Section 5.15 Related Party Transactions. -15

None of any of Seller’s affiliates, employees, officers, directors or managers, or family member of any such person (a) owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property or assets that Seller uses in the Clinical Lab Services Business as of the date of this Agreement; (b) has any cause of action or other claim whatsoever against, or owes any amount to, Seller in any way related to the Clinical Lab Services Business; (c) is a party to any Contract; or (d) has received any loan, advance or investment from Seller that is related to the Clinical Lab Services Business and has not been repaid in full prior to the date hereof. Section 5.16 Equipment. (a) Seller (i) has good and valid title to all material tangible and intangible properties and assets which are part of the Designated Assets which it purports to own and use in the conduct of the Clinical Lab Services Business, and (ii) owns such Equipment and assets free and clear of all title defects or objections or liens or encumbrances of any nature whatsoever, other than Permitted Liens. (b) The equipment and the structures owned or leased by Seller which are part of the Designated Assets are structurally sound with no material defects and are in good and safe operating condition and repair (normal wear and tear excepted). Section 5.17 Full Disclosure. To Seller’s actual knowledge, no representation or warranty made by Seller, in this Agreement or pursuant hereto contains any untrue statement of any material fact. To Seller’s actual knowledge, the copies of Contracts and other documents referenced in the schedules to this Agreement or otherwise made available to Buyer, are accurate and complete in all material respects. The Seller has no actual knowledge of any facts or of the occurrence of any event or transaction that has not been disclosed to Buyer in writing or is not otherwise publicly available in the filings of Seller with the Securities and Exchange Commission and that could reasonably be expected to have a Material Adverse Effect. Section 5.18 No Reliance. Seller has conducted an independent investigation, review and analysis of the Contemplated Transaction, and based on such investigation, review and analysis, Seller has formed an independent judgement concerning the Contemplated Transactions and the rights and obligations to be transferred hereunder or pursuant hereto. No representation or warranty is made with respect to any financial projections in respect of Seller and delivered by or on behalf of Seller to Buyer. Seller has no reason to believe that any representation or warranty of any of the Buyer set forth in Article VI is not true and correct. ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER Buyer represents and warrants to Seller as follows: Section 6.01 Status of Buyer; Approval. -16

Buyer is a New Jersey limited liability company duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite power and authority to enter into the Contemplated Transactions and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all requisite limited liability company actions on Buyer’s part and have been approved and authorized by the Board of Manager of Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, subject to the Bankruptcy Exception. Section 6.02 No Violation. Neither the execution and delivery of this Agreement nor the performance of Buyer’s obligations hereunder and thereunder will violate, conflict with, or constitute a default under, any of the terms of Buyer’s Certificate of Formation or operating agreement, or any provisions thereof, or result in the acceleration of any material obligation under any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment, or decree to which Buyer is a party or by which Buyer is bound, and will not constitute an event which, after a notice or lapse of time or both, will result in such material violation, conflict, default, or acceleration thereunder. The execution and delivery of this Agreement and the performance by Buyer of the Contemplated Transaction hereby and thereby will not violate any material provision of applicable laws, rules, or regulations of any Governmental Authority or violate any judgment, decree, or order applicable to Buyer. Section 6.03 Litigation. There is no litigation, action, suit, investigation, claim, or proceeding pending or threatened against Buyer before any Governmental Authority that would impede or otherwise impair in any manner Buyer’s ability to consummate the Contemplated Transactions. Section 6.04 Laws. Buyer has complied in all material respects with all applicable laws and other requirements of any applicable Governmental Authority where the failure to do so may have a material adverse effect on Buyer or the conduct of its business. Section 6.05 Approvals. Buyer has obtained and holds all, certifications, licenses and approvals necessary under applicable law, rules and regulations to conduct the Clinical Lab Services Business after the date hereof. Buyer is in compliance with its obligations under such approvals and to the knowledge of Buyer no event has occurred that allows, or after notice or lapse of time would allow, suspension, revocation or termination of approvals. Buyer has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Buyer to renew any such approvals. Section 6.06 No Reliance. -17

Buyer has conducted an independent investigation, review and analysis of the Designated Assets, and based on such investigation, review and analysis, Buyer has formed an independent judgement concerning the Contemplated Transactions and the rights and obligations to be transferred hereunder or pursuant hereto. Buyer has no reason to believe that any representation or warranty of Seller set forth in Article V is not true and correct. ARTICLE VII COVENANTS OF SELLER Section 7.01 Commercially Reasonable Efforts. The Parties agree to use commercially reasonable efforts to cause all covenants and agreements applicable to such Party to be performed, satisfied, and fulfilled. Section 7.02 Clinical Lab Employees. (a) As of or after the Closing Date, Buyer may, but is not obligated to, offer employment to certain of the employees employed by Seller in connection with the Clinical Lab Services Business, and all employees who are hired by Buyer shall be the “Transferred Employees” as set forth on Schedule 7.02. Each Transferred Employee, at the time such employee accepts employment with Buyer, shall be deemed to have voluntarily resigned from employment with Seller (such time of resignation, as applicable for such Transferred Employee, the “Transfer Date”), and Seller shall not continue to employ any Transferred Employee after such Transferred Employee’s Transfer Date unless otherwise agreed upon by Buyer. (b) Seller shall remain obligated after the Closing for any obligation of Seller to any Transferred Employee which arises prior to such Transferred Employee’s Transfer Date or as a result of the Closing or the termination of such Transferred Employee, including all accrued but unpaid vacation leave, personal days, and other benefits of all Transferred Employees, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with Seller at any time on or prior to the applicable Transferred Employee’s Transfer Date; all claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Clinical Lab Services Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Transfer Date for such Transferred Employee; all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Clinical Lab Services Business which relate to events occurring on or prior to the Transfer Date for such Transferred Employee; and all group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and IRC Section 4980B, for all employees to whom it is required to offer the same under law. (c) For each Transferred Employee, (i) Buyer shall be free to set its own terms and conditions of employment for any employee listed on Schedule 7.02 it seeks to hire and to limit its hiring to those to whom it, in its sole discretion, deems capable of performing to its standards; (ii) neither this nor any other provision of this Agreement nor the consummation of the Contemplated Transactions shall constitute the agreement of Buyer to assume or be bound by the terms and conditions of any employment, collective bargaining, or employee benefit agreement to which Seller may be a party; and (iii) nothing -18 herein, express or implied, shall (A) create any third party beneficiary or other rights or confer upon any employee or former employee of Seller (whether or not a Transferred Employee, as defined below) any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement, (B) limit the right of Buyer or its affiliates to amend, terminate, or otherwise modify any employee benefit plan maintained by Buyer prior to or following the Closing Date. Notwithstanding the foregoing, Seller may terminate the employment of any employee listed on Schedule 7.02 at any time following the Closing Date, and any such terminated employee who is not hired by Buyer within ten (10) days following such termination shall not be considered a “Transferred Employee” (notwithstanding the fact that such employee may later be hired by Buyer). (d) For the period of one (1) year after Closing, Seller: (i) shall not directly solicit for employment any Transferred Employee, it being understood that routine job postings of open positions and solicitations of a generalized nature shall not be considered direct solicitation hereunder; (ii) except to the extent that the Parties otherwise agree, shall not employ any of such Transferred Employees without the prior approval of Buyer; and (iii) shall not solicit for employment nor hire any employees of Buyer to whom Seller has been introduced in connection with the Contemplated Transactions. Section 7.03 Non-Compete and Non-Solicitation. (a) Seller recognizes that Buyer is purchasing the Designated Assets in reliance on Seller ceasing the operation of its Clinical Lab Services Business. Therefore, Seller agrees that it will not perform any of the clinical lab testing that Seller performed prior to Closing, for hospitals, reference labs or physicians, for a three (3) year period after Closing (it being understood that Seller shall be permitted to continue to perform such tests for such non-hospital, non-physician or non-reference lab customers as part of its Biopharma and Discovery businesses as currently conducted, including for purposes of clinical trials). Notwithstanding the foregoing, this Section 7.03(a) and the restrictions set forth herein shall be deemed null, void and of no further force or effect for all purposes in the event of a change of control in, acquisition by an unaffiliated third party of more than fifty percent (50%) of the outstanding common stock of, direct or indirect acquisition of all or substantially all the assets of, or a merger or other substantially similar acquisition of, Seller (a “Change of Control”); provided, however, for the avoidance of doubt, the sale of Seller’s Biopharma business to Interpace Diagnostics Group, Inc. or an affiliate thereof shall not be deemed a Change of Control. (b) Seller agrees that it, and its subsidiaries or affiliates of which Seller has control or majority ownership, shall not, directly or indirectly, solicit, seek business from, or contact for any purpose, other than its Biopharma or Discovery businesses as currently conducted, any CGI Customer, for a period of three (3) years after Closing (it being acknowledged and agreed that the restriction set forth in this Section 7.03(b) shall continue to apply in the event of a Change of Control). Seller agrees that, in the event of a Change of Control, it shall obtain from the applicable third party acquirer or similar controlling -19 entity in connection with such Change of Control, a binding agreement (enforceable by Buyer) that contains an affirmative obligation of such Purchaser to comply with the covenants in this Section 7.03(b). (c) Seller agrees to fully enforce any restrictive covenant or non-solicitation provision that it has with any of its employees or contractors regarding the Clinical Lab Services Business, and that Buyer may enforce such restrictive covenant or non-solicitation provision if not fully enforced by Seller. (d) Seller may retain copies of the CGI Customers List and any Clinical Lab Services Business Materials (collectively, “Retained Copies”) solely to the extent, and for only so long as, (i) necessary to provide Buyer with the transition support required or contemplated by this Agreement or (ii) required to comply with applicable law, and, at such time as any Retained Copies are not necessary or required to be maintained in connection with the foregoing, Seller shall promptly and permanently delete and destroy any such Retained Copies from its records (physical, electronic or otherwise). Notwithstanding the foregoing, following the Closing, Seller shall at no time use any Retained Copies in violation of any of the restrictive covenants or non-solicitation provisions contained in Section 7.03(a) or Section 7.03(b); provided, however, that the obligation in this Section 7.03(d) shall survive indefinitely notwithstanding the last sentence of Section 7.03(a). (e) Following the Closing, Seller shall at no time use its present name in connection with the Clinical Lab Services Business or in violation of any of the restrictive covenants or non- solicitation provisions contained in Section 7.03(a) or Section 7.03(b); provided, however, that the obligation in this Section 7.03(e) shall survive indefinitely notwithstanding the last sentence of Section 7.03(a). (f) Notwithstanding anything contrary in this Agreement, Seller agrees that, following the Closing, Seller will no longer use the name “Cancer Genetics, Inc.,” “Cancer Genetics,” “CGI” or any derivative or similar name (the “CGI Name”) in connection with the Clinical Lab Services Business, and, as referenced above in Section 7.03(d), CGI will not retain the CGI Customer List or any Clinical Lab Services Business Materials except as allowed under Section 7.03(d) or as required under this Agreement for Seller to fulfill its post-Closing obligations to Buyer. To the extent that Seller has any right or access to the CGI Customer List or any Clinical Lab Services Business protocols or policies, Seller agrees not to utilize such after Closing in connection with the Clinical Lab Services Business except to comply with its obligations to Buyer under this Agreement, and Seller agrees that, in the event of a Change of Control, it shall obtain from the applicable third party acquirer or similar controlling entity in connection with such Change of Control, a binding agreement (enforceable by Buyer) that contains an affirmative obligation of such Purchaser to comply with the covenants in this Section 7.03(f). (g) Buyer and Seller acknowledge that the restrictive periods contained in this Section 7.03 are reasonable under the circumstances. Moreover, it is the desire and intent of the Parties that the provisions of Section 7.03 be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if any Governmental Authority determines subsequently that the terms of Section 7.03 are unenforceable, the Parties will request that such Governmental Authority reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Seller specifically agrees that, in the event of a breach or threatened breach of Section 7.03 by Seller, Buyer would suffer irreparable injury and damages at law would be an insufficient remedy, and Buyer shall be entitled to seek equitable -20 relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security. Section 7.04 Transition of Clinical Lab Assets Records. Seller shall prepare and use commercially reasonable best efforts to facilitate all forms, consents, and authorizations for all CGI Customers who receive services from Buyer after the Closing. Section 7.05 Assignments, Consents and Approvals. The Parties shall use commercially reasonable best efforts to obtain, within thirty (30) days of the Closing Date, all assignments, consents and approvals of any third party necessary in order for the Contracts set forth on Schedule 5.07 to be validly assigned to and assumed by Buyer. Section 7.06 UCC-3 Termination Statements. Within ten (10) business days of the Closing Date, Seller shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, UCC-3 termination statements terminating all financing statements filed against CGI, solely to the extent necessary to evidence the discharge, removal and termination of any and all liens or encumbrances to which any of the Equipment is subject. Section 7.07 Equipment Maintenance Service Agreement. At the request of Buyer, Seller shall cooperate in good faith to, as promptly as practicable, to cause any maintenance service agreement with respect to the Equipment to be assigned to and assumed by Buyer, or use commercially reasonable best efforts to facilitate Buyer’s entry into any new maintenance service agreement to the extent required. Section 7.08 Insurance to cover claims that may arise after Closing. Seller agrees to continue (for not less than three (3) years) the insurance policies for itself and any Transferred Employee to the extent necessary to protect itself or such Transferred Employees from claims for any actions taken prior to Closing. Section 7.09 Bulk Sales Laws. Buyer and Seller hereby waive compliance with the provisions of any applicable bulk sales law or similar laws that may be applicable to the sale or transfer of the Designated Assets; provided, however, that Seller shall be liable for and shall indemnify, defend, and hold harmless Buyer and its representatives from and against any tax imposed on Buyer or any of its representatives as a result of the application of any bulk sales law or similar laws to the extent such tax is imposed as a result of the sale of transfer of the Designated Assets per the terms of this Agreement. Section 7.10 Post-Closing Audits. Any Liabilities related to audits conducted by payers for the periods prior to Closing shall remain the responsibility of Seller regardless of whether such audits occur after the Closing Date. Buyer agrees -21 to use commercially reasonable efforts to assist Seller and accommodate payer audits that occur after the Closing Date. ARTICLE VIII ADDITIONAL COVENANTS Section 8.01 Expenses. Except as expressly set forth herein, each Party will bear the legal, accounting and other expenses incurred by such Party in connection with this Agreement and the Contemplated Transactions. Section 8.02 Brokerage. Each Party represents and warrants that no person(s) assisted in or brought about the negotiation and execution of this Agreement as a broker, finder, or originator on behalf of it. Section 8.03 Further Assurance. From time to time after the Closing, upon reasonable notice and without further consideration, each of the Parties shall execute, acknowledge, and deliver all such other documents and instruments of sale, assignment, conveyance, and transfer and shall take all such other action as may be required, for the consummation of the Contemplated Transactions and to more effectively transfer to and vest in, and to put Buyer in possession of, the Designated Assets, free and clear of any and all liens or encumbrances except as otherwise permitted by this Agreement. The Parties shall use their respective commercially reasonable efforts to secure and to assist either Party in securing any permit, consent, or waiver from any person, entity, or Governmental Authority, which may be reasonably required for the consummation of the Contemplated Transactions and for the operation of the Clinical Lab Services Business by Buyer; provided, however, that any fees or other payments made to secure any such permit, consent or waiver shall be the sole responsibility of, and borne by, Buyer. Section 8.04 Confidentiality. Buyer and Seller agree that they will not, without the prior written consent of the other Party, issue, give, or make any press release, notification, or disclosure to any third party or to the public, in each case relating to this Agreement or any of the terms or conditions hereof or any of the Contemplated Transactions, except as required to perform the obligations of the Parties hereunder, including obtaining any consent or approval required by this Agreement, or as required by laws; provided, however, that the Parties shall mutually agree upon a press release to be issued by the Parties after the Closing. The provisions of this Section shall survive the Closing. -22

ARTICLE IX INDEMNIFICATION Section 9.01 Buyer Indemnity. (a) Buyer shall and hereby does agree to indemnify and hold Seller and its officers, directors, employees, and affiliates (each a “Seller Indemnitee”) harmless from and against any and all losses, damages, liabilities, claims, and expenses (collectively, “Losses”) actually incurred by Seller Indemnitee arising out of, attributable to, or in connection with: (i) any breach of a representation or warranty made by Buyer in this Agreement or any certificate delivered pursuant to any Section hereof; (ii) any breach by Buyer of any covenant or obligation of Buyer hereunder; (iii) any Assumed Liabilities; (iv) any and all liabilities of any nature relating in any manner to the Designated Assets subsequent to 11:59pm ET on the Closing Date; and (v) any and all actions, suits, proceedings, demands, assessments, or judgments, costs, and expenses (including reasonable legal and accounting fees and investigation costs) incident to the foregoing (i) through and including (iv), and the enforcement thereof. (b) Notwithstanding anything to the contrary herein or otherwise, Buyer shall not be required to indemnify any Seller Indemnitee, and shall not have any liability under sub-clause (i) of Section 9.01(a) (other than in respect of any Fundamental Representations of Buyer): (i) unless the aggregate of all Losses in respect of any claim or series of related claims for which Buyer would, but for this sub-clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to Two Thousand Dollars ($2,000) (the “De Minimis Threshold”); (ii) unless the aggregate of all Losses for which Buyer would, but for this clause (ii), be liable thereunder exceeds on a cumulative basis an amount equal to Forty Thousand Dollars ($40,000) (the “Basket Amount”), in which event Buyer shall be responsible for the aggregate amount of all Losses; or (iii) for any amounts in excess of thirty percent (30%) of the Purchase Price (the “Cap”). For avoidance of doubt, the limitations on indemnity in this Section 9.01(b) shall apply only to the general representations and warranties set out in this agreement, and shall not apply to breaches of Fundamental Representations or any other indemnity categories such as covenants, excluded liabilities, etc. (c) Notwithstanding anything to the contrary herein or otherwise, Buyer shall not be required to indemnity any Seller Indemnitee, and shall not have any liability hereunder for amounts, in the aggregate, in excess of the Purchase Price (including claims based on a breach of Fundamental Representations of Buyer). -23

Section 9.02 Seller’s Indemnity. (a) Seller shall and hereby agrees to indemnify and hold Buyer and its officers, directors, employees, and affiliates (each a “Buyer Indemnitee”) harmless from and against any and all Losses actually incurred by a Buyer Indemnitee, arising out of, attributable to, or in connection with: (i) any breach of a representation or warranty made by Seller in this Agreement or any certificate delivered pursuant to any Section hereof; (ii) any breach by Seller of any covenant or obligation of Seller hereunder; (iii) any Excluded Liabilities or related to any Excluded Assets; (iv) any and all liabilities and obligations of Seller of any nature relating to the Designated Assets or the operation of the Clinical Lab Services Business which are incurred or arise prior to 11:59am ET on the Closing Date; and (v) any and all actions, suits, proceedings, demands, assessments, or judgments, costs, and expenses (including reasonable legal and accounting fees and investigation costs) incident to the foregoing (i) through (iv), and the enforcement thereof. (b) Notwithstanding anything to the contrary herein or otherwise, Seller shall not be required to indemnify any Buyer Indemnitee, and shall not have any liability under sub-clause (i) of Section 9.02(a) (other than in respect of any Fundamental Representations of Buyer): (i) unless the aggregate of all Losses in respect of any claim or series of related claims for which Seller would, but for this sub-clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to the De Minimis Threshold; (ii) unless the aggregate of all Losses for which Seller would, but for this sub- clause (ii), be liable thereunder exceeds on a cumulative basis an amount equal to the Basket Amount, in which event Seller shall be responsible for the aggregate amount of all Losses; (iii) for any amounts in excess of the Cap. For avoidance of doubt, the limitations on indemnify in this Section 9.02(b) shall apply only to the general representations and warranties set out in this agreement, and shall not apply to breaches of Fundamental Representations or any other indemnity categories such as covenants, excluded liabilities, etc. (c) Notwithstanding anything to the contrary herein or otherwise, Seller shall not be required to indemnity any Buyer Indemnitee, and shall not have any liability hereunder for amounts, in the aggregate, in excess of the Purchase Price (including claims based on a breach of Fundamental Representations of Seller). -24

(d) If Buyer is required to make any payment to any payer as a result of an overpayment made to Seller for a period prior to the Closing Date, Buyer shall promptly notify Seller. Buyer shall be entitled to reimbursement of any payments made, with such reimbursement to occur within sixty (60) days after notice is made by Buyer, unless otherwise agreed to by the Parties. Buyer shall timely provide Seller and Seller’s counsel with any written notice received of the demand for payment and any other documentation evidencing such demand received prior to making any payment. Section 9.03 Notice of Claims. The Party seeking indemnification shall give the Party from whom the indemnification is sought notice of any claim for which it seeks indemnification within a reasonable period after receiving such notice. The indemnifying Party shall defend any actions or proceedings by counsel of its own choosing and at its own expense, and the Party seeking indemnification shall cooperate in such defenses to the fullest reasonable extent requested, and shall not settle, compromise, or otherwise adversely affect the interests of the indemnifying Party with respect to the foregoing. No compromise or settlement may be effected by the indemnifying Party without the prior written consent of the Party seeking indemnification, not to be unreasonably withheld, unless the compromise or settlement consists solely of monetary damages that are paid in full by the indemnifying party, in which case no consent is necessary. The indemnified Party may participate in the defense of any such matter at its own expense. Section 9.04 Duty to Mitigate. Each indemnified Party will exercise commercially reasonable efforts to mitigate the amount of any Losses for which they may be entitled to indemnification hereunder. Section 9.05 Other Limitation. (a) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY OF THE PARTIES OR THEIR AFFILIATES BE LIABLE UNDER THIS ARTICLE IX FOR ANY CONSEQUENTIAL DAMAGES, PUNITIVE OR EXEMPLARY DAMAGES, TREBLE, REMOTE, OPPORTUNITY COST OR SPECIAL DAMAGES, DIMINUTION IN VALUE, MULITPLE OF EARNINGS, PROFITS OR CASH FLOWS OR OTHER SIMILAR MEASURES OR FOR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, INCIDENTAL DAMAGES, INDIRECT DAMAGES, UNREALIZED EXPECTATIONS OR OTHER SIMILAR ITEMS, NOR SHALL ANY DAMAGES BE CALCULATED USING A “MULTIPLIER” OR ANY OTHER SIMILAR METHOD HAVING A SIMILAR EFFECT, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT. (b) Notwithstanding anything in this Agreement to the contrary, no indemnified Party shall be indemnified or reimbursed for any Loss to the extent that such Loss is attributable to: (i) any voluntary act, omission, transaction or arrangement carried out at the request or direction of, or with the written consent of, the other Party, as applicable, on or after the Closing Date or under the terms of this Agreement or any transaction document contemplated hereunder; (ii) any voluntary act, omission, transaction or arrangement carried out by Seller or Buyer on or after the Closing Date, which Seller or Buyer, as applicable, knew, or ought reasonably to have known (after reasonable inquiry), would, or was reasonably likely to, result in a Loss; (iii) any admission of liability made in breach of the provisions of this Agreement after the date hereof by or on behalf of Seller or Buyer, as applicable; or (iv) any failure -25 by Seller or Buyer, as applicable, to comply with applicable law from and after the Closing. Neither Party shall be liable under this Article IX, as applicable, for any breach of a representation or warranty which would not have arisen but for any reorganization (including a cessation of the whole or part of any trade) or change in ownership of the other Party or of any assets of the other Party after the Closing Date. Section 9.06 Right of Setoff. Upon written notice to Seller specifying in reasonable detail the basis therefor, and subject in all respects to the limitations set forth in Section 9.02(b), Buyer may set off any amount to which it may be entitled under this Article IX against amounts otherwise payable under the Earn-Out obligations of Buyer under Section 2.01(b). Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. Section 9.07 Remedies Exclusive. OTHER THAN CLAIMS FOR SPECIFIC PERFORMANCE, INJUNCTIVE OR OTHER EQUITABLE RELIEF TO ENFORCE THE PARTIES’ RIGHTS UNDER SECTION 7.03, THE REMEDIES PROVIDED IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS AFTER THE CLOSING WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY BREACH OR NON- PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN, EXCEPT IN THE CASE OF TORT LIABILITY FOR ACTUAL FRAUD, IN WHICH CASE THE DEFRAUDED PARTY SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE UNDER THIS AGREEMENT AND AVAILABLE UNDER THE LAW AGAINST THE PARTY THAT COMMITTED SUCH ACTUAL FRAUD. IF THE CLOSING OCCURS, NO PARTY MAY BRING OR COMMENCE ANY CLAIM, SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEPT TO BRING A CLAIM FOR (A) TORT LIABILITY FOR ACTUAL FRAUD AGAINST THE PARTY THAT COMMITTED SUCH ACTUAL FRAUD, OR (B) INDEMNIFICATION IN ACCORDANCE WITH TERMS OF THIS ARTICLE IX, OR (C) FOR SPECIFIC PERFORMANCE, INJUNCTIVE OR OTHER EQUITABLE RELIEF UNDER SECTION 7.03. IN FURTHERANCE OF THE FOREGOING, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS, AND CAUSES OF ACTION FOR ANY BREACH OR NON-PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT OR OTHERWISE RELATING TO THE TRANSACTIONS CONTEMPLATED HEREIN, THAT IT MAY HAVE AGAINST ANOTHER PARTY HERETO, EXCEPT FOR THOSE RIGHTS OF RECOVERY PROVIDED UNDER ARTICLE IX. Section 9.08 Survival. The obligations of Buyer and Seller under this Article IX shall survive the Closing. ARTICLE X MISCELLANEOUS -26

Section 10.01 Survival of Representations and Warranties. The representations and warranties of Buyer and Seller made in this Agreement shall survive the Closing for a period of two (2) years after the Closing; it being acknowledged and agreed that for the avoidance of doubt all claims for indemnification by any Party under Article IX hereof with respect to breaches of representations and warranties must be received by the other Party from whom indemnification is claimed hereunder within a reasonable time after such two (2) year period after the Closing, except the representations and warrants of the Parties set forth in Section 5.01 (Status of Seller; Approval), Section 5.03 (Title and Authority), Section 5.06 (Laws), Section 6.01 (Status of Buyer; Approval) and Section 6.04 (Laws) (the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations. Section 10.02 Amendment. This Agreement may be amended only by a writing executed by the Parties that refers to this Agreement. Section 10.03 Entire Agreement. This Agreement and the other agreements expressly referred to herein contain the entire understanding of the Parties and supersede all prior letters of intent, contracts, agreements, arrangements, communications, and discussions, whether oral or written, between the Parties. Section 10.04 Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, return receipt requested, postage prepaid, to the Parties at the respective addresses set forth below: To Seller: Cancer Genetics, Inc. 201 Route 17 North, 17th Floor Rutherford, NJ 07070 with a copy to: Samiul E. Khan, Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 To Buyer: siParadigm, LLC (d/b/a SiParadigm Diagnostic Informatics) 25 Riverside Drive Pine Brook, NJ 07058 with a copy to: Margaret J. Davino, Esq. Fox Rothschild, LLP -27

101 Park Avenue, 17th Floor New York, New York 10178 Either Party by written notice to the other may change the address or the person to whom notices or copies thereof shall be directed. Section 10.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Electronically transmitted and facsimile copies of this document shall be originals for all purposes. Section 10.06 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Section 10.07 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party hereto. No rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the other Party and any attempt to do so without such consent shall be null and void. Section 10.08 Waivers of Breach. No waiver by any Party of the violation of, breach or a default under, any provision of this Agreement or any other agreements provided for herein by the other Party shall be construed as or constitute a continuing waiver of such provision or a waiver of any other violation of, breach, or a default under, any provisions of this Agreement or any other agreements. Section 10.09 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New Jersey (without regard to the conflict of law principles thereof). Each Party hereby waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Contemplated Transactions. Section 10.10 No Third Party Beneficiaries. -28

None of the provisions of this Agreement are or shall be construed to be for the benefit of, or enforceable by, any creditors of Seller or Buyer, or by a non-party to this Agreement. Section 10.11 Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated. With respect to the schedules hereto, the disclosures made on any schedule with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty to the extent such disclosure reasonably relates to such representation or warranty. The inclusion of any matter on any schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or could have a Material Adverse Effect or constitutes a material liability. In addition, matters reflected in the schedules are not necessarily limited to matters required by this Agreement to be reflected in such schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. For all purposes hereof, (i) definitions of terms shall apply equally to the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (iv) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any ambiguities with respect to any provision of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. [Signature Page Follows] -29

DocuSign Envelope ID: 9D41D4D1-406B-41A2-8030-E43BCF79173F IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the day and year first written above. SELLER: CANCER GENETICS, INC. By: Name: John A. Roberts Title: President & CEO BUYER: SIPARADIGM, LLC, D/B/A SIPARADIGM DIAGNOSTIC INFORMATICS By: Name: Title: [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A Form of Assignment and Assumption and Bill of Sale

ASSIGNMENT AND ASSUMPTION AND BILL OF SALE This Assignment and Assumption and Bill of Sale (this “Agreement”) dated as of July 5, 2019, is entered into between siParadigm Diagnostic Informatics, a New Jersey limited liability company (“Buyer”), and Cancer Genetics, Inc., a Delaware corporation (“Seller”, and together with Buyer, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement, dated as of the date hereof, between Buyer and Seller (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”). W I T N E S S E T H: WHEREAS, pursuant to the Purchase Agreement, upon the terms and conditions set forth in the Purchase Agreement, Seller has agreed to sell, convey, set over, assign, transfer, and deliver to Buyer, and Buyer has agreed to purchase and acquire from Seller, free and clear of any and all liens and encumbrances, all of Seller’s right, title and interest in and to the Designated Assets, as more particularly set forth in the Purchase Agreement; and WHEREAS, pursuant to the Purchase Agreement, upon the terms and conditions set forth in the Purchase Agreement, from and after the Closing Date, Buyer has agreed to assume, perform and pay the Assumed Liabilities, to the extent the Assumed Liabilities are not incurred or resulting from any violation by Seller of any applicable laws, or any breach or default by Seller under any Contract with any person or any representation, warrant or covenant of such Seller noted therein, as more particularly set forth in the Purchase Agreement. NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows: 1. Effective as of the Closing Date, in accordance with and subject to the terms of the Purchase Agreement, Seller hereby sells, conveys, sets over, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any and all liens and encumbrances, all of seller’s right, title and interest in and to all the tangible personal property included in the Designated Assets, as more particularly set forth in the Purchase Agreement. Seller hereby authorizes Buyer to take any appropriate action to protect the right, title and interest hereby conveyed in connection with the aforesaid property hereby sold, conveyed, set over, assigned, transferred and delivered to Buyer against each and every person or persons whomsoever claiming or asserting any claim against any or all of the same. Notwithstanding anything to the contrary, Seller has not, and shall not be deemed to have hereunder sold, conveyed, set over, assigned, transferred or delivered to Buyer any portion of any Excluded Asset, and Seller retains all right, title and interest in and to the Excluded Assets. 2. Effective as of the Closing Date, in accordance with and subject to the terms of the Purchase Agreement, Seller hereby sells, conveys, sets over, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any and all liens and encumbrances, all of seller’s right, title and interest in and to the Designated Assets, 204558043 including, for the avoidance of doubt, the Intellectual Property and the Contracts, as more particularly set forth in the Purchase Agreement. Seller hereby authorizes Buyer to take any appropriate action to protect the right, title and interest hereby conveyed in connection with the aforesaid property hereby sold, conveyed, set over, assigned, transferred and delivered to Buyer against each and every person or persons whomsoever claiming or asserting any claim against any or all of the same. Notwithstanding anything to the contrary, Seller has not, and shall not be deemed to have hereunder sold, conveyed, set over, assigned, transferred or delivered to Buyer any portion of any Excluded Asset, and Seller retains all right, title and interest in and to the Excluded Assets. 3. Effective as of the Closing Date, in accordance with and subject to the terms of the Purchase Agreement, the Buyer does hereby assume and agree to perform and pay the Assumed Liabilities, to the extent the same are not incurred or resulting from any violation by Seller of any applicable laws, or any breach or default by Seller under any Contract with any person or any representation, warrant or covenant of such Seller noted therein, as more particularly set forth in the Purchase Agreement, and Seller shall have no further liability, obligation or responsibility therefor. Notwithstanding anything herein to the contrary, nothing herein shall modify the scope of any indemnity obligation created under the Purchase Agreement. Notwithstanding this Paragraph 3, the Assumed Liabilities shall exclude the Excluded Liabilities, and Seller shall retain all of its right, title and interest in and to the Excluded Liabilities. 4. This Assignment and Assumption and Bill of Sale and the Asset Purchase Agreement (in each case, including all Schedules and Exhibits hereto and thereto) contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for any written agreement of the Parties that expressly provides that it is not superseded by this Assignment and Assumption and Bill of Sale or the Asset Purchase Agreement. Nothing herein shall be deemed to limit the rights, duties and obligations of the Parties under the Asset Purchase Agreement and, to the extent of any conflict between the terms and conditions of this Assignment and Assumption and Bill of Sale and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern, supersede and prevail. 5. The following provisions of the Asset Purchase Agreement are hereby incorporated by reference, substituting, in each such section, the term “Assignment and Assumption and Bill of Sale” as defined herein for the term “Agreement” as defined in the Purchase Agreement: Section 10.02 (Amendment); Section 10.04 (Notice); Section 10.05 (Counterparts); Section 10.06 (Severability); Section 10.07 (Binding Nature); Section 10.08 (Waivers of Breach) and Section 10.09 (Governing Law; Waiver of Jury Trial). [Remainder of this page intentionally left blank] -2-

IN WITNESS WHEREOF, the Parties have duly executed this Assignment and Assumption and Bill of Sale as of the date first written above. SELLER: CANCER GENETICS, INC. By: Name: John A. Roberts Title: President & CEO BUYER: SIPARADIGM, LLC, D/B/A SIPARADIGM DIAGNOSTIC INFORMATICS By: Name: Title: [Signature Page to Assignment and Assumption and Bill of Sale]